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                                                                     EXHIBIT 2.3


                               AGREEMENT OF MERGER


        THIS AGREEMENT OF MERGER (this "Agreement") dated as of December 8, 1997, is entered into by and among TCI Music, Inc., a Delaware corporation ("TCI Music"), TCI Para Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of TCI Music ("Merger Sub"), and Paradigm Music Entertainment Company, a Delaware corporation (the "Company").

                                    RECITALS

        TCI Music has proposed that it will acquire the Company in a transaction in which Merger Sub will merge with and into the Company, as a result of which TCI Music will become the holder of all the outstanding shares of common stock of the Company and the holders of shares of common stock of the Company outstanding immediately prior to such merger will become holders of shares of Series A Common Stock of TCI Music (the "Merger").

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement, the parties to this Agreement agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

        Section 1.1 Definitions. As used in this Agreement, the following terms with initial capital letters will have the meanings set forth below:

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, controls, is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with correlative meaning, "controlling," "controlled by" and "under common control with") means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person (whether through the ownership of voting securities, by contract or otherwise).

        "Box Prospectus" means the registration statement of TCI Music on Form S-4 declared effective by the SEC on November 12, 1997.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Company Common Stock" means the shares of Class A Common Stock, Class B Common Stock and Class E Common Stock, each par value $0.01 per share, of the Company.


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        "Environmental Law" means any applicable Legal Requirement relating to the protection, preservation or restoration of the environment (including, air, water vapor, surface water, ground water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource).

        "Equity Affiliate" means, as to any Person, any other Person in which such Person or any of its Subsidiaries holds a five percent or greater equity interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, as to any Person, any trade or business (whether or not incorporated) that is treated as a single employer with such Person under Section 414(b), (c), (m) or (o) of the Code.

        "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

        "Governmental Entity" means any court, administrative agency or commission or other governmental authority, department, agency or instrumentality, whether domestic or foreign.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Knowledge" means the actual present knowledge of a Person that is a human being and, in the case of a Person that is not a human being, the present actual knowledge of the directors and officers (or the human beings having duties comparable to those of directors and officers) of such Person.

        "Legal Requirement" means any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Entity, including judicial decisions applying common law or interpreting any other Legal Requirement or any agreement entered into with a Governmental Entity in resolution of a dispute or otherwise.

        "Lien" means any lien, security interest, pledge, charge, claim, option, right to acquire, restriction on transfer, voting restriction or encumbrance of any nature.

        "Material Adverse Effect" means a material adverse effect on the business, properties, assets, condition (financial or otherwise), liabilities or operations of a Person and its Subsidiaries, taken as a whole, or on the ability of such Person to perform its obligations under this Agreement.


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        "PBGC" means the Pension Benefit Guaranty Corporation.

        "Person" means any human being or any partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity.

        "Registration Rights Agreement" means the Registration Rights Agreement in the form of Exhibit C among the Company and the Persons who receive TCI Music Common Stock in the Merger, to be executed and delivered at the Closing.

        "SEC" means the United States Securities and Exchange Commission.

        "Subsidiary" means, as to any Person, any other Person more than 20% of whose outstanding voting securities or partnership or other equity interests, as the case may be, are directly or indirectly owned by such Person.

        "Tax" means all federal, state, local and foreign income, profits, estimated, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties and assessments of any nature, together with all interest, penalties and additions imposed with respect to such amounts.

        "TCI Music Common Stock" means the Series A Common Stock of TCI Music, par value $.01 per share.

        "TCI Music Common Stock Unit" means one share of TCI Music Common Stock and the corresponding, non-detachable TCI Right.

        "TCI Music Loan" means the loan made by TCI Music to the Company pursuant to the Loan and Security Agreement dated September 18, 1997 between TCI Music and the Company.

        "TCI Music Series A Common Stock Value" means the average of the mean daily closing bid and asked prices of one TCI Music Common Stock Unit for a period of 20 consecutive trading days ending on the third trading day prior to the Closing, as reported on the SmallCap Market of the National Association of Securities Dealers, Inc.

        "TCI Right" means the right of the holder of a share of TCI Music Common Stock issued on July 11, 1997 to require Tele-Communications, Inc., to purchase such share under certain conditions on or before August 10, 1998, unless such right is extended by its terms.


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        "Voting Agreement" means the Voting Agreement dated as of September 18,
1997 among TCI Music, the Company and the Company Stockholders (as defined therein).

        "Warrants" means securities or other obligations of the Company that are convertible into or exercisable or exchangeable for shares of Company Common Stock, whether or not such securities or obligations are vested, exercisable, conditional or contingent upon one or more events.

        Section 1.2 Other Definitions. The following terms are defined in the Sections indicated:

                 Term                                              Section
                 ----                                              -------

                 Act                                               2.1
                 Acquisition Proposal                              7.9
                 Agreement                                         Preamble
                 Blair                                             2.1(e)
                 Blair Contract                                    2.1(e)
                 Box Merger Agreement                              4.7(c)
                 Bylaws                                            2.1(b)
                 Certificates                                      3.3
                 Certificate of Incorporation                      2.1(a)
                 Closing                                           3.13
                 Closing Date                                      3.13
                 Common Conversion Number                          3.1(b)
                 Company                                           Preamble
                 Company Benefit Plans                             5.11(a)
                 Company Bylaws                                    3.10
                 Company Charter                                   2.3
                 Company Permits                                   5.8(a)
                 Company Stock Certificates                        3.3(a)
                 Dissenting Shares                                 3.8
                 DMX Prospectus                                    4.7(b)
                 Effective Time                                    2.2
                 Escrow Agreement                                  8.3(d)
                 Exchange Act                                      4.6
                 Exchange Agent                                    3.3(a)
                 Executive                                         7.10(a)
                 Filings                                           7.2(a)
                 Meeting                                           7.3
                 Merger                                            2.1
                 Merger Shares                                     3.1(a)
                 Merger Stock Value                                3.1(a)
                 Merger Sub                                        Preamble


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                 Most Recent Company Balance Sheet                 5.7(c)
                 Most Recent TCI Music Balance Sheet               4.7(c)
                 Per-Share Merger Value                            3.1(b)
                 Proxy Statement/Private Placement Memorandum      7.3
                 Representation Letter                             7.13
                 Securities Act                                    4.6
                 Surviving Corporation                             2.1
                 TCI                                               8.2(b)
                 TCI Music                                         Preamble
                 TCI Music Certificates                            3.3(a)
                 TCI Music Permits                                 4.8(a)
                 TCI Music SEC Reports                             4.7(a)
                 Warrant Cancellation                              3.1(b)
                 Warrant Certificates                              3.3
                 Warrant Conversion Number                         3.1(b)

        Section 1.3 Use of Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. All pronouns (and any variations) will be deemed to refer to the masculine, feminine or neuter, as the identity of the Person may require. The singular or plural includes the other, as the context requires or permits. The word "include" (and any variation) is used in an illustrative sense rather than a limiting sense. The word "day" means a calendar day. All accounting terms not otherwise defined in this Agreement will have the meanings ascribed to them under GAAP.

                                   ARTICLE II

                         THE MERGER AND RELATED MATTERS

        Section 2.1 The Merger. Subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (the "Act"), at the Effective
Time: (i) Merger Sub will be merged with and into the Company (the "Merger");
(ii) the separate existence of Merger Sub will cease and the Company will continue as the surviving corporation in the Merger (the "Surviving Corporation"); and (iii) the name of the Surviving Corporation will be Paradigm Music Entertainment Company. From and after the Effective Time, and without any further action on the part of any Person, the Merger will have all the effects provided by applicable Legal Requirements, including the Act, the effects described in Section 3.1 with respect to the capital stock of Merger Sub and the Company and, subject to applicable Legal Requirements, the following additional effects:

        (a) Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, will become the Certificate of Incorporation of the Surviving Corporation (the "Certificate of Incorporation"), and the Certificate of Incorporation may thereafter be amended or restated as provided therein and by the Act.


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        (b)     Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation (the "Bylaws"), and the Bylaws may thereafter be amended or repealed in accordance with their terms and the Certificate of Incorporation and as provided by the Act.

        (c) Directors. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation, the Bylaws and the Act and until the earlier of such director's resignation or removal or such director's successor is duly elected and qualified, as the case may be. At the Effective Time Mr. Thomas McPartland will become a director of TCI Music and TCI Music's Board of Directors will consider nominating Mr. Robert Meyrowitz as a director of TCI Music.

        (d) Officers. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time will become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation, the Bylaws and the Act and until the earlier of such officer's resignation or removal or such officer's successor is duly appointed and qualified, as the case may be. At the Effective Time if Mr. Thomas McPartland has accepted TCI Music's offer described in Section 7.12, Mr. David Koff will resign as President and Chief Executive Officer of TCI Music and Mr. Thomas McPartland will be appointed to replace Mr. Koff as President and Chief Executive Officer of TCI Music.

        (e) Properties and Liabilities. At the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation. At the Effective Time, except for the amounts, if any, payable by the Company to D.H. Blair & Co., Inc. ("Blair") pursuant to the letter agreement dated November 4, 1996 (the "Blair Contract")($200,000 of which will be paid by the Company's stockholders by granting options to Blair, exercisable at $.05 per share, to purchase shares of TCI Music Common Stock valued at the Per-Share Merger Value and $125,000 of which will be paid by TCI Music in cash immediately prior to the Effective
Time), all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.2 Effective Time of the Merger. Subject to the terms and conditions in this Agreement, on the Closing Date the parties will deliver a certificate of merger complying with Section 251(c) of the Act to the Secretary of State of the State of Delaware for filing pursuant to the Act. The Merger will become effective upon the filing of such certificate with the Secretary of State of the State of Delaware. As used in this Agreement, the "Effective Time" means the time at which the certificate of merger is filed with the Secretary of State of the State of Delaware.

        Section 2.3 Actions Prior to Merger. Immediately prior to the Effective Time the issued and outstanding shares of the Company's Class E Common Stock will be converted into an equal number of shares of the Company's Class A Common Stock by the filing of a restatement to the Company's Second Restated Certificate of Incorporation (the "Company Charter") in the form


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attached as Exhibit E with the Secretary of State of Delaware effecting such conversion and eliminating therefrom all provisions relating to Class E Common Stock.

                                   ARTICLE III

                           CONVERSION OF CAPITAL STOCK

        Section 3.1 Consideration and Conversion of Stock.

        (a) Consideration. The aggregate consideration deliverable by TCI Music in the Merger will be $24,000,000 (less the product of the Per-Share Merger Value (as defined below) and the number of Dissenting Shares) (the "Merger Stock Value") payable in a number of shares of TCI Music Common Stock (collectively, the "Merger Shares") determined by dividing the Merger Stock Value by the TCI Music Series A Common Stock Value. The Merger Shares will be allocated among holders of Company Common Stock and Warrants as provided in
Section 3.1. In addition, TCI Music will, if the Merger occurs, provide to the Company $4,970,831 cash, payable, at the election of TCI Music, either by TCI Music purchasing debt owed by the Company at the Effective Time (other than the TCI Music Loan) as follows: cash to the Company at the Effective Time. Such amount will be used for working capital and other purposes (as pre-approved by TCIM) and to repay an aggregate principal amount of indebtedness of Paradigm equal to approximately $4,300,000, together with accrued and unpaid interest as follows: (i) approximately $3,600,000 in aggregate principal amount pursuant to certain bridge loan promissory notes payable to the holders of Warrants, (ii) $450,000 for aggregate principal amount under certain promissory notes issued to a partnership, the limited partners of which are the grandchildren of the sole stockholder of Blair, (iii) the balance of the $312,500 in aggregate principal amount under a loan from an officer of the Company and (iv) $125,000 to pay additional accrued 1997 consulting fees under the consulting agreements of the Company.

        (b) Conversion of Company Common Stock and Warrants. The Merger Shares will be deliverable to holders of Company Common Stock at the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except shares subject to Section 3.1(c) and Dissenting Shares) will be converted into and will thereafter evidence and become that number of shares of TCI Music Common Stock equal to the Common Conversion Number. For purposes of this Agreement, "Common Conversion Number" means the quotient (rounded to the nearest one hundredth) resulting from dividing (x) the Per-Share Merger Value by (y) the TCI Series A Common Stock Value. At the Effective Time, the Company will allocate a portion of the Merger Shares and such Merger Shares will be deliverable to each holder of Warrants who has agreed to cancel the Warrants (the "Warrant Cancellation") held by such holder and receive in exchange therefor with respect to each share of Company Common Stock issuable upon conversion, exercise or exchange of Warrants that number of shares of TCI Music Common Stock equal to the Warrant Conversion Number. For purposes of this Agreement, the "Warrant Conversion Number" means the quotient (rounded to the nearest one hundredth) resulting


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from dividing (x) the difference between the Per-Share Merger Value and the exercise price of such Warrant by (y) the TCI Series A Common Stock Value. As used in this Section 3.1, "Per-Share Merger Value" means the quotient resulting from dividing (x) the sum of $24,000,000 and the aggregate exercise price of all Warrants subject to the Warrant Cancellation by (y) the total number of shares of Company Common Stock outstanding at the Effective Date, including as shares of Company Common Stock deemed to be outstanding for purposes of calculating the Per-Share Merger Value, without duplication, all shares of Company Common Stock issuable upon the conversion, exercise or exchange of Warrants. If the total number of shares of Company Common Stock held by any stockholder or underlying any Warrant is not convertible into a whole number of shares of TCI Music Common Stock, such stockholder or holder of Warrants will have the right to receive cash in lieu of any fractional share of TCI Music Common Stock as provided in
Section 3.5.

        (c) Cancellation. Any shares of Company Common Stock held by the Company or any subsidiary of the Company (not including shares held by the Company under escrow arrangements) will be canceled at the Effective Time and no TCI Music Common Stock or other consideration will be delivered in exchange therefor.

        (d) Merger Sub Shares. (i) Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time (except shares subject to clause (ii)) will be converted into, and will thereafter evidence and become one validly issued, fully paid and nonassessable share of common stock $.01 par value per share of the Surviving Corporation; and (ii) any shares of the issued and outstanding capital stock of Merger Sub that are owned directly or indirectly by Merger Sub immediately prior to the Effective Time will be canceled and retired, and no common stock of the Surviving Corporation or other consideration will be delivered in exchange therefor.

        Section 3.2 [Intentionally Deleted.]

        Section 3.3 Exchange of Certificates.

        (a) Exchange Agent. The Bank of New York (or, if The Bank of New York is unable or unwilling to serve in such capacity, another bank or trust company selected by TCI Music and reasonably acceptable to the Company) will act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates that, prior to the Effective Time, evidenced outstanding shares of Company Common Stock ("Company Stock Certificates") and Warrants ("Warrant Certificates") (collectively, the "Certificates"). Prior to the Closing Date, TCI Music will deposit with the Exchange Agent for exchange in accordance with this Section 3.3 certificates evidencing the shares of TCI Music Common Stock to be issued in the Merger ("TCI Music Certificates"), which shares of TCI Music Common Stock issuable to holders of Company Common Stock and Warrants will be deemed to be issued at the Effective Time. At and following the Effective Time, TCI Music will deliver to the Exchange Agent such cash as may be required from time to time to make payments of cash in lieu of fractional shares of TCI Music Common Stock in accordance with Section 3.5.


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        (b)     Exchange. As soon as practicable after the Effective Time, but subject to the provisions of Section 3.8 regarding Dissenting Shares, TCI Music will cause the Exchange Agent to mail to each Person who was a holder of record of Company Common Stock or Warrants at the Effective Time: (i) a letter of transmittal (which will specify that delivery will be effective, and risk of loss and title to any Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and will have such other provisions that are specified by TCI Music and reasonably acceptable to the Company); and (ii) instructions for effecting the surrender of Certificates in exchange for TCI Music Certificates (together with any cash to be paid in lieu of fractional shares of TCI Music Common Stock pursuant to Section 3.5). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by TCI Music, together with such letter of transmittal, duly executed, and such other documents as may be required by the Exchange Agent or such other agent, the holder of such Certificate will be entitled to receive in exchange therefor TCI Music Certificates representing the number of whole shares of TCI Music Common Stock that such holder has the right to receive pursuant to this Agreement (together with any cash to be paid in lieu of fractional shares of TCI Music Common Stock pursuant to Section 3.5) and the Certificates so surrendered will be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, TCI Music Certificates representing the proper number of shares of TCI Music Common Stock may be issued to a Person other than the Person in whose name the surrendered Company Stock Certificate is registered if the Company Stock Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence reasonably satisfactory to TCI Music that any applicable stock transfer tax has been paid. TCI Music will not directly or indirectly pay or reimburse any Person for any transfer taxes of the type referred to in the preceding sentence. If any TCI Music Certificates are to be delivered to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition to the delivery of such TCI Music Certificates that the Certificates so surrendered are properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, that such transfer otherwise is proper and that the Person requesting such transfer pay to the Exchange Agent any transfer or other taxes payable by reason of the foregoing or establishes to the satisfaction of the Exchange Agent that such taxes have been paid or are not required to be paid.

        (c) Certificates Not Exchanged. After the Effective Time, each outstanding Company Stock Certificate and Warrant Certificate subject to the Warrant Cancellation will, until surrendered for exchange in accordance with this Section 3.3, be deemed for all purposes to evidence ownership of the number of whole shares of TCI Music Common Stock into which the shares of Company Common Stock and Warrants (which, prior to the Effective Time, were represented thereby) are converted in accordance with Section 3.1, together with the right, if any, to receive dividends or distributions with respect thereto made after the Effective Time pursuant to Section 3.4 and any cash to be paid in lieu of fractional shares of TCI Music Common Stock pursuant to Section 3.5.


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        (d)     Delivery of Representation Letter. No TCI Music Certificate will be issued pursuant to this Section 3.3 to any Person who was a holder of Company Common Stock or Warrants until TCI Music receives a duly executed Representation Letter from such holder.

        (e) Stock Certificate Legend. All certificates representing Merger Shares will bear a legend substantially in the following form:

                "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be sold, pledged or otherwise transferred or encumbered unless they are so registered or unless an exemption from registration is available. As of the date of their issuance the shares represented hereby are not listed for trading on Nasdaq or any other securities exchange. Certain shares of TCI Music Series A Common Stock trade together with associated rights issued by Tele-Communications, Inc. ('Rights') on the Nasdaq SmallCap Market, under the symbol 'TUNE.' Such Rights will terminate prior to, or expire on, August 10, 1998 unless extended pursuant to their terms. The shares of TCI Music Series A Common Stock represented by this certificate do not include associated Rights and are not tradeable on the Nasdaq SmallCap Market under the symbol 'TUNE' until the Rights terminate or expire. Prior to the termination or expiration of the Rights, no public trading market is available for the shares of TCI Music Series A Common Stock represented by this certificate unless an application for listing the TCI Music Series A Common Stock without the associated Rights has been approved by Nasdaq."

        (f) Expenses. Except as otherwise expressly provided in this Agreement, TCI Music will pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares of TCI Music Common Stock for shares of Company Common Stock and Warrants, except any charges or expenses that are otherwise solely the liability of one or more holders of Company Common Stock or Warrants. Any TCI Music Certificates deposited with the Exchange Agent that remain unclaimed by the former holders of Company Common Stock and Warrants after six months following the Effective Time will be delivered to TCI Music upon its demand, and any former holders of Company Common Stock and Warrants who have not then complied with the instructions for exchanging their Certificates will thereafter look only to TCI Music for exchange of Certificates and for any dividend or distribution with respect thereto made after the Effective Time pursuant to Section 3.4 and any cash to be paid in lieu of fractional shares of TCI Music Common Stock pursuant to Section 3.5.

        Section 3.4 Dividends and Other Distributions. No dividends or other distributions declared or made after the Effective Time with respect to shares of TCI Music Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered


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Certificate with respect to the shares of TCI Music Common Stock issuable upon surrender thereof until the holder of such Certificate surrenders such Certificate in accordance with Section 3.3. Subject to the effect of applicable Legal Requirements, following surrender of any such Certificate, TCI Music will pay or cause to be paid, without interest, to the record holder of TCI Music Certificates issued in exchange therefor, (a) the amount, if any, of TCI Music dividends and other distributions declared or authorized to be made by TCI Music with a record date after the Effective Time payable with respect to the shares of TCI Music Common Stock represented thereby and (b) at the appropriate payment date, the amount of dividends and other distributions (if any) declared or authorized to be made by TCI Music with a record date after the Effective Time and a payment date subsequent to surrender of such Certificates that are payable with respect to such holder's shares of TCI Music Common Stock.

        Section 3.5 No Fractional Shares.

        (a) Cash Payment in Lieu of Fractional Shares. No certificates or scrip representing fractional shares of TCI Music Common Stock will be issued upon the surrender of Certificates pursuant to Section 3.3. No such fractional interest will entitle the owner thereof to any rights as a security holder of TCI Music. In lieu of any such fractional shares of TCI Music Common Stock, each holder of Company Common Stock and Warrants entitled to receive shares of TCI Music Common Stock in the Merger, upon surrender of such Person's Certificates for exchange pursuant to Section 3.3, will be entitled to receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the TCI Music Series A Common Stock Value by the fractional share interest in TCI Music Common Stock to which such holder otherwise would be entitled.

        (b) Deposit with Exchange Agent. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of shares of TCI Music Common Stock in lieu of any fractional shares, TCI Music will promptly deposit with the Exchange Agent cash in the required amounts and the Exchange Agent will mail such amounts without interest to such holders; provided, however, that no such amount will be paid to any holder with respect to any Certificate prior to the surrender by such holder of such Certificate.

        Section 3.6 No Liability. None of TCI Music, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Company Common Stock or Warrants for any shares of TCI Music Common Stock, dividends or distributions with respect thereto or cash payable in lieu of fractional shares of TCI Music Common Stock delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 3.7 Lost Certificates. If any Certificate is lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of TCI Music Common Stock (and any dividend or distribution with respect thereto payable pursuant to Section 3.4 and any cash payable in lieu of fractional shares of TCI Music Common Stock


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pursuant to Section 3.5) deliverable in respect thereof as determined in accordance with the terms of this Agreement, subject to the condition that the Person to whom the TCI Music Common Stock (and any dividend or distribution with respect thereto payable pursuant to Section 3.4 and any cash payable in lieu of fractional shares pursuant to Section 3.5) are to be issued, shall have (a) delivered to TCI Music an affidavit claiming such Certificate to be lost, stolen, or destroyed and (b) if required by TCI Music, given TCI Music an indemnity satisfactory to TCI Music against any claim that may be made against TCI Music with respect to the Certificate alleged to have been lost, stolen or destroyed.

        Section 3.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of shares of Company Common Stock outstanding immediately prior to the Effective Time who have not voted in favor of the Merger or consented thereto in writing and who have demanded appraisal rights with respect thereto in accordance with the Act (the "Dissenting Shares") will not have their shares of Company Common Stock converted into or be exchangeable for the right to receive shares of TCI Music Common Stock or any dividend or distribution with respect thereto made after the Effective Time or any cash payable in lieu of fractional shares of TCI Music Common Stock pursuant to
Section 3.5, but instead will be entitled to receive payment of the fair value of their Dissenting Shares in accordance with the provisions of the Act and this
Section 3.8. Any shares of Company Common Stock held by a stockholder who, prior to the Effective Time, withdraws a demand for appraisal of such shares or loses the right to appraisal as provided in the Act will not be considered Dissenting Shares. The Company will give TCI Music prompt notice of any written demands for appraisal of any shares of Company Common Stock, attempted withdrawals of such demand and any other notices or other documents received by the Company pursuant to the Act relating to stockholders' rights of appraisal. The Company will make all payments required by the Act to be made in respect of Dissenting Shares, including any costs assessed against the Company pursuant to the Act, and TCI Music or any of its Affiliates will directly or indirectly reimburse or otherwise provide funds to the Company with respect to such payments.

        Section 3.9 [Intentionally Deleted.]

        Section 3.10 Stockholders' Approval. Subject to fiduciary duty obligations of the Board of Directors of the Company under applicable Legal Requirements, the Company will use its best efforts, in accordance with applicable Legal Requirements and the Company Charter and bylaws of the Company (the "Company Bylaws"), to have this Agreement, the Merger and the transactions contemplated by this Agreement approved by the holders of capital stock of the Company entitled to vote thereon. The Company will notify TCI Music of the date set for any stockholder action to be taken in connection with approval of the Merger not later than 20 days prior to such date. The Board of Directors of the Company will, subject to fiduciary duty obligations under applicable Legal Requirements, recommend that holders of Company Common Stock vote to adopt this Agreement and approve the Merger and the transactions contemplated by this Agreement, and will use best efforts to solicit from such holders proxies in favor of such approval and adoption and take all other action necessary or helpful to secure such favorable vote.

        Section 3.11 Closing of the Company's Transfer Books. At the Effective Time, the stock transfer books of the Company will be closed and no transfer of shares of Company Common Stock will be made thereafter. In the event that, after the Effective Time, Company Stock Certificates are presented to the Surviving Corporation, they will be canceled and exchanged for the TCI Music Certificates (and, if required, cash) as provided in Section 3.3(b) and Section 3.5.

        Section 3.12 Assistance in Consummation of the Merger. Each of TCI Music, Merger Sub and the Company will provide all reasonable assistance to, and will cooperate with, each other to bring about the consummation of the Merger as soon as possible in accordance with the terms and conditions of this Agreement.

        Section 3.13 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") will take place (i) at the offices of Reid & Priest LLP, 40 West 57th Street, New York, New York, at 9:00 a.m. local time on the date that is the first business day after the day on which the last of the conditions set forth in Article VIII (excluding delivery of opinions and certificates) is fulfilled or waived or (ii) at such other place and time as TCI Music and the Company agree in writing. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

                                   ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF TCI MUSIC AND MERGER SUB

        TCI Music and Merger Sub jointly and severally represent and warrant to the Company as follows:

        Section 4.1 Organization and Qualification. Each of TCI Music and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has all requisite corporate power and authority to carry on its business as it is now being conducted. Each of TCI Music and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities make such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect on it.

        Section 4.2 Capitalization.

        (a) TCI Music. As of the date of this Agreement, the authorized capital stock of TCI Music consists of: (i) 495,000,000 shares of common stock, par value $.01 per share, divided into the following classes: 295,000,000 shares of common stock designated as Series A Common Stock, of which 14,896,649 shares are issued and outstanding as of the date of this Agreement, and 200,000,000 shares of common stock, designated as Series B Common Stock, of which 62,500,000 shares are issued and outstanding as of the date of this Agreement and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, none of which is issued and outstanding as of the date of this Agreement. All shares of TCI Music Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

        (b) Merger Sub. As of the Effective Time, the authorized capital stock of Merger Sub will consist of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares will be issued and outstanding, all of which will be owned beneficially and of record by TCI Music immediately prior to the Effective Time.

        Section 4.3 Subsidiaries. Schedule 4.3 to this Agreement reflects the percentage and nature of TCI Music's ownership of each Subsidiary and Equity Affiliate of TCI Music as of the date of this Agreement. Each of TCI Music's Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or partnership power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of TCI Music's Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on TCI Music. All the outstanding shares of capital stock of each of TCI Music's Subsidiaries that is a corporation are validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3, the shares of capital stock or partnership or other ownership interests in each of TCI Music's Subsidiaries or Equity Affiliates that are owned by TCI Music or by a Subsidiary of TCI Music are owned free and clear of any Liens except Liens securing indebtedness for borrowed money or the deferred purchase price of property, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as disclosed in the TCI Music SEC Reports, the Box Prospectus or on Schedule 4.3, there are not, as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, calls or other rights, agreements or commitments of any character, to which TCI Music or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or partnership or other ownership interests in any of the Subsidiaries or Equity Affiliates of TCI Music.

        Section 4.4 Authority Relative to this Agreement. Each of TCI Music and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by TCI Music and Merger Sub have been duly authorized by the Boards of Directors of TCI Music and Merger Sub and by TCI Music as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of TCI Music or Merger Sub are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement constitutes a valid and binding obligation of each of TCI Music and Merger Sub enforceable against each of them in accordance with its terms, except
(i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally,
(ii) as the availability
of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

        Section 4.5 No Breach; Required Consents. The execution and delivery of this Agreement by TCI Music and Merger Sub do not, and the consummation of the transactions contemplated by this Agreement by TCI Music and Merger Sub will not: (a) violate or conflict with the certificate of incorporation or bylaws of TCI Music or Merger Sub; (b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which TCI Music or Merger Sub is a party or by which either of them is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification or acceleration would not have a Material Adverse Effect on TCI Music or Merger Sub; or (c) subject to obtaining the approvals and making the filings described in Section 4.6, constitute a violation of any applicable Legal Requirement, except where such violation would not have a Material Adverse Effect on TCI Music or Merger Sub.

        Section 4.6 Consents and Approvals. Neither the execution and delivery of this Agreement by TCI Music and Merger Sub nor the consummation of the transactions contemplated by this Agreement by TCI Music and Merger Sub will require TCI Music or Merger Sub to make any filing or registration with, or obtain any authorization, consent or approval of, any Governmental Entity, except those required in connection, or in compliance, with the provisions of
(i) the Communications Act of 1934, as amended, (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (iv) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of various states of the United States, and other than such filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Material Adverse Effect on TCI Music or Merger Sub or prevent the consummation of the transactions contemplated by this Agreement. With respect to the lack of any filing being required under the HSR Act, such representation and warranty is made solely in reliance on the representation and warranty of the Company set forth in the last sentence of Section 5.6.

        Section 4.7 Reports and Financial Statements.

        (a) SEC Reports. TCI Music has filed all required forms, reports and documents required to be filed with the SEC since TCI Music was incorporated (collectively, the "TCI Music SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement, none of the TCI Music SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. TCI Music has delivered to the Company, in the forms filed with the SEC, all the TCI Music SEC Reports.

        (b) Financial Statements. The audited consolidated financial statements of TCI Music and DMX Inc. contained in the Box Prospectus were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the financial condition and results of operations of each company, respectively, as of the relevant dates thereof and for the periods covered thereby. The unaudited condensed pro forma combined interim financial statements of TCI Music contained in the Box Prospectus present the financial condition and results of operations of TCI Music as of the dates and for the periods indicated therein on a pro forma basis and such financial statements, as of the date of the Box Prospectus, conformed in all material respects with the requirements for pro forma financial statements set forth in Article 11 of Regulation S-X under the Exchange Act.

        (c) Absence of Certain Changes. Except as disclosed in the TCI Music SEC Reports and the Box Prospectus, except for TCI Music's intention to purchase the preferred stock of The Box Worldwide, Inc. owned by EMAP plc prior to the Effective Time and except for the transactions contemplated by the Merger Agreement dated August 12, 1997 among TCI Music, TCI Music Acquisition Sub, Inc. and The Box Worldwide, Inc. (the "Box Merger Agreement"), since the date of the most recent balance sheet of TCI Music included in the Box Prospectus (the "Most Recent TCI Music Balance Sheet"), there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on TCI Music (other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial, market or industry-wide conditions); (ii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of TCI Music; or (iii) entry into any commitment or transaction material to TCI Music and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

        (d) Absence of Undisclosed Liabilities. Except as disclosed in the TCI Music SEC Reports or the Box Prospectus, TCI Music does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent TCI Music Balance Sheet other than liabilities, obligations and contingencies that
(i) were incurred after the date of the Most Recent TCI Music Balance Sheet in the ordinary course of business, (ii) were incurred pursuant to the Box Merger Agreement or (iii) would not, in the aggregate, have a Material Adverse Effect on TCI Music.

        (e) Proxy Statement Disclosure. The Proxy Statement/Private Placement Memorandum delivered to Company stockholders in connection with the Merger, to the extent it relates to TCI Music, its Subsidiaries and their respective businesses, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances in which they were made, not misleading.

        Section 4.8 Compliance with Law; Litigation.

        (a) Permits. Except as disclosed in the TCI Music SEC Reports, TCI Music and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "TCI Music Permits") of all Governmental Entities required to be held under applicable Legal Requirements, except for such TCI Music Permits the failure of which to hold, individually or in the aggregate, does not have and, in the future is not likely to have, a Material Adverse Effect on TCI Music. To TCI Music's Knowledge, TCI Music and its Subsidiaries are in compliance with the terms of the TCI Music Permits, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on TCI Music. To TCI Music's Knowledge, the businesses of TCI Music and its Subsidiaries are not being conducted in violation of any Legal Requirement, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect on TCI Music. No investigation or review by any Governmental Entity with respect to TCI Music or any of its Subsidiaries is ongoing, pending, or, to the Knowledge of TCI Music, threatened, nor has any Governmental Entity indicated to TCI Music in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on TCI Music.

        (b) Litigation. Except as disclosed in the TCI Music SEC Reports, the Box Prospectus or on Schedule 4.8(b), there is no suit, action or proceeding pending or, to the Knowledge of TCI Music, threatened, against or affecting TCI Music or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on TCI Music, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against TCI Music or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on TCI Music.

        Section 4.9 Title to Assets. Except as disclosed in the TCI Music SEC Reports or the Box Prospectus, TCI Music and its Subsidiaries have good and merchantable title to all material assets reflected on the unaudited pro forma combined balance sheet as of March 31, 1997 included in TCI Music's Amendment No. 1 to Registration Statement on Form S-4 filed with the SEC on June 12, 1997, free and clear of any Lien except: (a) landlord's Liens and Liens for property taxes not delinquent; (b) statutory Liens that were created in the ordinary course of business and do not materially detract from the value of such assets or materially impair the use thereof in the operation of TCI Music's business;
(c) the Liens listed on Schedule 4.3; (d) Liens securing indebtedness for borrowed money or securing the deferred purchase price of any property; (e) leased interests in property owned by others and leased interests in property leased to others; and (f) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions, or other restrictions or encumbrances relating to or affecting real property that do not, individually or in the aggregate, materially interfere with the use of such real property in the operation of TCI Music's business.

        Section 4.10 Labor and Employee Matters. TCI Music is not a party to any contract with any labor organization and has not agreed to recognize any union or other collective bargaining unit. No union or other collective bargaining unit has been certified as representing any of

TCI Music's employees. To TCI Music's Knowledge, there is no representation or organizing effort pending or threatened against or affecting or involving TCI Music. TCI Music and its Subsidiaries are in compliance with all applicable Legal Requirements relating to the employment of employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and are not likely to have, a Material Adverse Effect on TCI Music.

        Section 4.11 ERISA.

        (a) Benefit Plans. Schedule 4.11(a) sets forth all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that TCI Music or any of its ERISA Affiliates maintains or has an obligation to make contributions (the "TCI Music Benefit Plans").

        (b) Multi-Employer Plans. Neither TCI Music nor any of its ERISA Affiliates has incurred any unsatisfied withdrawal liability, as defined in
Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except any such liability that would not have a Material Adverse Effect on TCI Music. To the Knowledge of TCI Music, neither TCI Music nor any of its ERISA Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except any such liability that would not have a Material Adverse Effect on TCI Music.

        (c) Plan Qualification. Each TCI Music Benefit Plan that is intended to qualify under Section 401 of the Code and the trust maintained pursuant thereto has been determined to be exempt from federal income taxation under
Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of TCI Music, nothing has occurred with respect to any such plan since such determination that is likely to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each TCI Music Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable Legal Requirements.

        (d) Contributions. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the TCI Music Benefit Plans or pursuant to applicable Legal Requirements (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension or grace period) and no accumulated funding deficiency exists with respect to any of the TCI Music Benefit Plans subject to Section 412 of the Code.

        (e) No Violations. To the Knowledge of TCI Music, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the TCI Music Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of the TCI Music Benefit Plans, except such violations that, individually or in the aggregate, would not have a Material Adverse Effect on TCI Music.

        (f) Litigation. There are no pending actions, claims or lawsuits that have been asserted or instituted against the TCI Music Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the TCI Music Benefit Plans, with respect to the operation of such plans (other than routine benefit claims), nor does TCI Music have Knowledge of facts that reasonably could be expected to form the basis for any such action, claim or lawsuit, except any such actions, claims or lawsuits that, individually or in the aggregate, would not have a Material Adverse Effect on TCI Music.

        Section 4.12 Operations of Merger Sub. As of the date of this Agreement, Merger Sub has engaged in no business activities other than in connection with this Agreement and the transactions contemplated by this Agreement and has no material assets or liabilities other than its rights and obligations under this Agreement.

        Section 4.13 No Broker. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of TCI Music or Merger Sub.

        Section 4.14 Taxes. TCI Music and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid or have established an adequate reserve for the payment of, all Taxes owed in respect of the periods covered by such returns, except where the failure to file such Tax returns or timely pay or establish an adequate reserve for the payment of such Taxes will not have a Material Adverse Effect on TCI Music. The information contained in such Tax returns is complete and accurate in all material respects. Neither TCI Music nor any Subsidiary of TCI Music is delinquent in the payment of any Tax or other amount owed to any Governmental Entity, except where the amount owed, when paid, or the delinquency in paying the amount owed will not have a Material Adverse Effect on TCI Music. There are no claims or investigations pending or, to TCI Music's Knowledge, threatened against TCI Music or any of its Subsidiaries for past Taxes, except claims and investigations that would not have a Material Adverse Effect on TCI Music and adequate provision for which has been made on the Most Recent TCI Music Balance Sheet. None of TCI Music or its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of any Taxes that would be payable by TCI Music or such Subsidiary.

        Section 4.15 Environmental Laws. Each of TCI Music and its Subsidiaries is in compliance in all respects with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on TCI Music. No orders, directions or notices have been issued pursuant to any Environmental Law and no Governmental Entity has submitted to any of TCI Music and its Subsidiaries any request for information pursuant to any Environmental Law.

        Section 4.16 Transactions with Affiliates. Except as disclosed in the TCI Music SEC Reports, the Box Prospectus or as contemplated by this Agreement, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other arrangement of any kind entered into by TCI Music or Merger Sub with any officer, director or shareholder of TCI Music or Merger Sub or any "affiliate" or "associate" (as those terms are defined in the Exchange
Act) of either of them, except, in each case, for compensation paid to directors and officers consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business), reimbursements of ordinary and necessary expenses incurred in connection with their employment and amounts paid or benefits granted pursuant to TCI Music Benefit Plans.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to TCI Music and Merger Sub as follows:

        Section 5.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

        Section 5.2 Capitalization.

        (a) Capital Stock. The authorized capital stock of the Company consists of 31,999,900 shares of Series A Common Stock, $.01 par value per share, of which 2,084,204 shares are issued and outstanding (6,000 of which currently are held in escrow), 1,000,100 shares of Series B Common Stock, $.01 par value per share, of which 1,000,005 shares are issued and outstanding (566,670 of which currently are held in escrow), 2,000,000 shares of Series E Common Stock, $.01 par value per share, of which 1,187,965 shares are issued and outstanding (none of which currently is held in escrow), and 5,000,000 shares of preferred stock, par value $.01 per share, of which no shares are issued and outstanding.

        (b) Options and Other Rights. Except as set forth on Schedule 5.2(b), there are no options, warrants, calls, subscriptions or other rights, agreements or commitments of any kind (including preemptive rights), to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock or other securities of the Company or any Subsidiary. Schedule 5.2(b) sets forth, for all such options, warrants, calls, subscriptions or other rights, agreements or commitments that are outstanding (i) the number of shares and the class or series of capital stock of the Company issuable pursuant thereto, (ii) the exercise or conversion price,
(iii) the exercise or conversion period and (iv) if not immediately exercisable or convertible, the date on which they can be exercised or converted.

        (c) Due Authorization. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and nonassessable, are not subject to, and have not been issued in violation of, any preemptive rights, and have not been issued in violation of any federal or state securities laws or any other Legal Requirement.

        Section 5.3 Subsidiaries. Schedule 5.3 reflects the percentage and nature of the Company's ownership of each Subsidiary and Equity Affiliate of the Company as of the date of this Agreement. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and has the corporate or partnership power to carry on its business as it is now being conducted or currently proposed to be conducted. Each of the Company's Subsidiaries is duly qualified to do business as a foreign corporation or partnership, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not have a Material Adverse Effect on the Company. All the outstanding shares of capital stock of each of the Company's Subsidiaries that is a corporation are validly issued, fully paid and nonassessable. Except as set forth on Schedule 5.3, the shares of capital stock or partnership or other ownership interests in each of the Company's Subsidiaries or Equity Affiliates that are owned by the Company or by a Subsidiary of the Company are owned free and clear of any Liens, are not subject to and have not been issued in violation of any preemptive rights and have not been issued in violation of any federal or state securities laws or any other Legal Requirement. Except as set forth on
Schedule 5.3, there are not as of the date hereof, and at the Effective Time there will not be, any outstanding options, warrants, calls or other rights, agreements or commitments of any character, to which the Company or any of its Subsidiaries is a party, relating to the issued or unissued capital stock, other securities or partnership or other ownership interests in any of the Subsidiaries or Equity Affiliates of the Company.

        Section 5.4 Authority Relative to this Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by the Company's Board of Directors. Except for the approval by a vote of the holders of a majority of the voting power represented by all of the outstanding shares of Company Common Stock and the filing of a restatement of the Company Charter deleting the provisions relating to Class E Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated by this Agreement. Subject to approval by the holders of a majority of the outstanding shares of Company Common Stock in accordance with the Act, this Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its terms except (i) as enforcement may be limited by bankruptcy, insolvency or other similar Legal Requirements affecting the enforcement of creditors' rights generally, (ii) as the availability of indemnification and other remedies may be limited by federal and state securities laws and (iii) for limitations imposed by general principles of equity.

        Section 5.5 No Breach; Required Consents. The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement by the Company will not: (a) subject to the approval of the holders of a majority of the outstanding shares of Company Common Stock, violate or conflict with the Company Charter or Company Bylaws;
(b) constitute a breach or default (or an event that with notice or lapse of time or both would become a breach or default) or give rise to any Lien, third-party right of termination, cancellation, modification or acceleration under any agreement or undertaking to which the Company is a party or by which it is bound, except where such breach, default, Lien, third-party right of termination, cancellation, modification, or acceleration would not have a Material Adverse Effect on the Company; or (c) subject to obtaining the consents, approvals or authorizations and making the filings or registrations described in Section 5.6, constitute a violation of any Legal Requirement, except where such violation would not have a Material Adverse Effect on the Company.

        Section 5.6 Consents and Approvals. Except as set forth on Schedule 5.6, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will require the Company to make any filing or registration with, or obtain any authorization, consent or approval of, any Governmental Entity or any other Person, except those required in connection, or in compliance, with the provisions of (i) the Communications Act of 1934, as amended, (ii) the Securities Act, (iii) the Exchange Act and (iv) the corporation, securities or blue sky laws or regulations, or similar Legal Requirements, of the various states of the United States, and other than such other filings, registrations, authorizations, consents or approvals the failure of which to make or obtain would not have a Material Adverse Effect on the Company or prevent the consummation of the transactions contemplated by this Agreement. The Company is an ultimate parent entity, as such term is defined in 16 C.F.R. Section 801.1(a)(3). Neither the Company nor any entity controlled by the Company is engaged in manufacturing, and the Company's total assets are (and, immediately prior to the Effective Time, will be) less than $10,000,000, all as determined in accordance with 16 C.F.R. Sections 801.1(a)-(c), 801.1(j) and 801.11.

        Section 5.7 Reports and Financial Statements.

        (a) SEC Reports. The Company has not been required by any applicable Legal Requirement to file any form, report or document with the SEC. The Company filed a registration statement on Form SB-2/A and a Form 8-A12G with the SEC on August 19, 1997, file no. 333-23781 (collectively, the "Company SEC Reports"). As of their respective dates or effective dates and except as the same may have been corrected, updated or superseded by means of a subsequent filing with the SEC prior to the date of this Agreement which has been delivered by the Company to TCI Music and except for information about Blair that was provided by Blair, none of the Company SEC Reports, including the financial statements and schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to TCI Music, in the forms filed with the SEC, all the Company SEC Reports.

        (b) Financial Statements. The audited consolidated financial statements of the Company, Purple Demon, Inc. and SonicNet, Inc. contained in the Company SEC Reports comply in all material respects with applicable accounting re quirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and present fairly the Company's, Purple Demon, Inc.'s and SonicNet, Inc.'s consolidated financial condition and the results of their operations as of the relevant dates thereof and for the periods covered thereby. The unaudited consolidated interim financial statements of the Company, Purple Demon, Inc. and SonicNet, Inc. contained in the Company SEC Reports comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared on a basis consistent with prior interim periods (except as required by applicable changes in GAAP or in SEC accounting policies) and include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the Company's consolidated financial condition and results of operations for such periods.

        (c) Absence of Certain Changes. Except as provided on Schedule 5.7(c), since the date of the most recent consolidated balance sheet of the Company included in the Company SEC Reports (the "Most Recent Company Balance Sheet") there has not been any: (i) transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) that, individually or in the aggregate, has had, or would have, a Material Adverse Effect on the Company (other than as a result of changes in laws or regulations of general applicability or any changes resulting from general economic, financial, market or industry-wide conditions);
(ii) declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of the Company; or (iii) entry into any commitment or transaction material to the Company and its Subsidiaries taken as a whole (including any borrowing or sale of assets) except in the ordinary course of business consistent with past practice.

        (d) Absence of Undisclosed Liabilities. The Company does not have any indebtedness, liability or obligation required by GAAP to be reflected on a balance sheet that is not reflected or reserved against in the Most Recent Company Balance Sheet other than liabilities, obligations and contingencies that
(i) were incurred after the date of the Most Recent Company

Balance Sheet in the ordinary course of busi ness or (ii) would not, in the aggregate, have a Material Adverse Effect on the Company.

        (d) Proxy Statement Disclosure. The Proxy Statement/Private Placement Memorandum delivered to Company stockholders in connection with the Merger, to the extent it relates to the Company, its Subsidiaries and their respective businesses, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances in which they were made, not misleading.

        Section 5.8 Compliance with Law; Litigation.

        (a) Permits. The Company and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, concessions, leases, instruments, orders and approvals (the "Company Permits") of all Governmental Entities required to be held under applicable Legal Requirements, except such Company Permits the failure of which to hold, individually or in the aggregate, does not have and, in the future is not likely to have, a Material Adverse Effect on the Company. To the Company's Knowledge, the Company and its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. To the Company's Knowledge, the businesses of the Company and its Subsidiaries are not being conducted in violation of any Legal Requirement, except for such violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is ongoing, pending, or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company in writing an intention to conduct the same, other than those the outcome of which would not have a Material Adverse Effect on the Company.

        (b) Litigation. Except as provided on Schedule 5.8(b), there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on the Company nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries that has had or is likely to have a Material Adverse Effect on the Company.

        Section 5.9 Title to Assets. Except as set forth on Schedule 5.9, the Company and its Subsidiaries have good and merchantable title to all material assets reflected on the Most Recent Company Balance Sheet, free and clear of any Lien except: (a) landlord's Liens and Liens for property taxes not delinquent;
(b) statutory Liens that were created in the ordinary course of business and do not materially detract from the value of such assets or materially impair the use thereof in the operation of the Company's business; (c) the Lien that secures the TCI Music Loan; (d) leased interests in property owned by others; and leased interests in property leased to others; and (e) zoning, building or similar restrictions, easements, rights-of-way, reservations of rights, conditions, or other restrictions or encumbrances relating to or affecting real property that do not, individually or in the aggregate, materially interfere with the use of such real property in the operation of the Company's business. The Company has purchased all of the assets of the Addicted to Noise business for consideration that did not exceed $220,000 in cash and promissory notes and 75,000 shares of Class A Common Stock of the Company.

        Section 5.10 Labor and Employee Matters. The Company is not a party to any contract with any labor organization and has not agreed to recognize any union or other collective bargaining unit. No union or other collective bargaining unit has been certified as representing any of the Company's employees. To the Company's Knowledge, there is no representation or organizing effort pending or threatened against or affecting or involving the Company. The Company and its Subsidiaries are in compliance with all applicable Legal Requirements relating to the employment of employees, including any obligations relating to employment standards legislation, pay equity, occupational health and safety, labor relations and human rights legislation except for such failures to comply as do not have, and are not likely to have, a Material Adverse Effect on the Company. Schedule 5.10 sets forth all agreements or arrangements with any employee of the Company, whether oral or in writing, with respect to such employee's employment with the Company other than agreements or arrangements otherwise disclosed on Schedule 5.11(a).

        Section 5.11 ERISA.

        (a) Benefit Plans. Schedule 5.11(a) sets forth all "employee benefit plans," as defined in ERISA, and all other material employee benefit arrangements, programs or payroll practices, including severance pay, sick leave, vacation pay, salary continuation for disability, deferred compensation, bonus, stock purchase, hospitalization, medical insurance, life insurance, tuition reimbursement, employee assistance and employee discounts, that the Company or any of its ERISA Affiliates maintains or has an obligation to make contributions (the "Company Benefit Plans").

        (b) Multiemployer Plan. Neither the Company nor any of its ERISA Affiliates has incurred any unsatisfied withdrawal liability, as defined in
Section 4201 of ERISA, with respect to any multiemployer plan, nor has any of them incurred any liability due to the termination or reorganization of any multiemployer plan, except any such liability that would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its ERISA Affiliates reasonably expects to incur any liability due to a withdrawal from or termination or reorganization of a multiemployer plan, except any such liability that would not have a Material Adverse Effect on the Company.

        (c) Plan Qualification. Each Company Benefit Plan that is intended to qualify under Section 401 of the Code, and a form of trust that is similar in all material respects to the trust maintained pursuant thereto, have been determined to be exempt from federal income taxation under Section 501 of the Code by the Internal Revenue Service, and to the Knowledge of the Company, nothing has occurred with respect to any such plan since such determination that is likely to result in the loss of such exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Each Company Benefit Plan has at all times been maintained in all material respects, by its terms and in operation, in accordance with all applicable Legal Requirements.

        (d) Contributions. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under the Company Benefit Plans or pursuant to applicable Legal Requirements (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension or grace period) and no accumulated funding deficiency exists with respect to any of the Company Benefit Plans subject to Section 412 of the Code.

        (e) No Violations. To the Knowledge of the Company, there have been no violations of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Benefit Plans with the Secretary of Labor and the Secretary of the Treasury or the furnishing of such reports, documents and notices to the participants or beneficiaries of the Company Benefit Plans, except such violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        (f) Litigation. There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Benefit Plans, the assets of any of the trusts under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Benefit Plans, with respect to the operation of such plans (other than routine benefit claims), nor does the Company have Knowledge of facts that reasonably could be expected to form the basis for any such action, claim or lawsuit, except any such actions, claims or lawsuits that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

        (g) Medical/Welfare Plans. Except as provided in Schedule 5.11(g) and as may be required under Section 4980B of the Code, neither the Company nor any of its ERISA Affiliates maintains any Company Benefit Plan that provides medical or welfare benefits to former employees.

        Section 5.12 Approval.

        (a) Board of Directors. The Board of Directors of the Company at meetings duly called and held: (i) determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders; (ii) approved the Merger, this Agreement and the transactions contemplated by this Agreement in accordance with the provisions of the Act; and (iii) recommended the approval of this Agreement and the Merger by the holders of the Company Common Stock and directed that the Merger be submitted for consideration by the Company's stockholders at the Meeting in accordance with the provisions of the Act.

        (b) Stockholders. The vote of a majority of the outstanding shares of the Company Common Stock entitled to vote, voting as a single class, is the only vote required for the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement. The Persons who are beneficial owners of the shares of the Company's Class B Common Stock that are held in escrow will not vote with respect to amending the escrow provisions to which such shares are subject to release them from escrow due to conflicts of interest with respect to such amendment and release. No class or series of shares of capital stock of the Company is entitled to vote on the adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement as a separate class or series.

        Section 5.13 Financial Advisor/Investment Banker. Except for amounts, if any, payable to Blair pursuant to the Blair Contract, $200,000 of which will be paid by the Company's stockholders by granting options to Blair, exercisable at $.05 per share, to purchase shares of TCI Music Common Stock valued at the Per-Share Merger Value and $125,000 of which will be paid by TCI Music in cash immediately prior to the Effective Time, the Company or the Surviving Corporation, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to TCI Music a true and complete copy of the Blair Contract.

        Section 5.14 Taxes. The Company and each of its Subsidiaries have timely filed all Tax returns required to be filed by any of them and have timely paid or have established an adequate reserve for the payment of, all Taxes owed in respect of the periods covered by such returns, except where the failure to file such Tax returns or timely pay or establish an adequate reserve for the payment of such Taxes, will not have a Material Adverse Effect on the Company. The information contained in such Tax returns is complete and accurate in all material respects. Neither the Company nor any Subsidiary of the Company is delinquent in the payment of any Tax or other amount owed to any Governmental Entity, except where the amount owed, when paid, or the delinquency in paying the amount owed will not have a Material Adverse Effect on the Company. There are no claims or investigations pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries for past Taxes, except claims and investigations that would not have a Material Adverse Effect on the Company and adequate provision for which has been made on the Most Recent Balance Sheet. Except as set forth on Schedule 5.14, none of the Company or its Subsidiaries has waived or extended any applicable statute of limitations relating to the assessment of any Taxes that would be payable by the Company or such Subsidiary.

        Section 5.15 Environmental Laws. Each of the Company and its Subsidiaries is in compliance in all respects with all Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect on the Company. No orders, directions or notices have been issued pursuant to any Environmental Law and no Governmental Entity has submitted to any of the Company and its Subsidiaries any request for information pursuant to any Environmental Law.

        Section 5.16 Transactions with Affiliates. Except as disclosed in the Company SEC Reports, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other arrangement of any kind entered into by the Company with any officer, director or stockholder of the Company or any "affiliate" or "associate" of any of them (as those terms are defined in the Exchange Act) or of the Company, except, in each case, for compensation paid to directors and officers consistent with previously established policies (including normal merit increases in such compensation in the ordinary course of business), reimbursements of ordinary and necessary expenses incurred in connection with their employment and amounts paid or benefits granted pursuant to Company Benefit Plans.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

        Section 6.1 Conduct of Business of the Company. Prior to the Effective Time, without the prior written consent of TCI Music:

        (a) Ordinary Course. The Company will conduct, and will cause each of its Subsidiaries to conduct, its business in the ordinary course substantially in accordance with past practice, and will use, and will cause each of its Subsidiaries to use, its reasonable best efforts to preserve intact its current business organization and to preserve relationships with customers, suppliers and others having business dealings with them.

        (b) Absence of Changes. Except as required by this Agreement the Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly: (i) pledge or otherwise encumber any capital stock or other interest in the Company or any of its Subsidiaries; (ii) amend or propose to amend the Company Charter or Company Bylaws or similar constituent or governing documents of any of its Subsidiaries; (iii) split, combine or reclassify the outstanding capital stock of, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries; (iv) declare, set aside or pay any dividend, distribution or other payment to any stockholder, director or officer of the Company or any of it Subsidiaries other than regularly scheduled payroll;
(v) redeem, purchase or otherwise acquire any shares of capital stock of, or other ownership interests in, the Company or any of its Subsidiaries; (vi) issue, deliver or sell any shares of capital stock of, or other ownership interests (including any option, warrant or other right to acquire, or any security convertible into, shares of capital stock of, or other ownership interests) in the Company or any of its Subsidiaries; (vii) acquire, lease or dispose of any assets, other than in the ordinary course of business consistent with past practice; (viii) create, assume or incur any indebtedness, other than the TCI Music Loan and other indebtedness incurred to refinance outstanding indebtedness of the Company for borrowed money in an amount not exceeding $10,000; (ix) mortgage, pledge or subject to any Lien any of its assets except Liens described in clauses (b) or (c) of Section 5.9; (x) enter into any other material transaction except in the ordinary course of business consistent with past practice; (xi) make any payment or transfer any property with respect to any indebtedness of the Company or any Subsidiary except such payments with respect to the indebtedness of the Company as are scheduled to come due prior to the Effective Time; (xii) acquire by merging or consolidating with, by acquiring assets of, by purchasing an ownership interest in, or by any other method, any business or any other Person; or (xiii) agree to do, or to cause or permit any Subsidiary to do, any of the foregoing.

        (c) Compensation. Except as required to comply with applicable Legal Requirements or with employment agreements of the Company, SonicNet, Inc. or Addicted to Noise, or with Company Benefit Plans that were entered into or established on or before August 1, 1997, or as required by this Agreement, the Company will not, and will not permit any of its Subsidiaries to: (i) adopt, terminate or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or current or former employee; (ii) increase in any manner the compensation or benefits of any director, officer, consultant or employee; (iii) grant any award or option under any bonus, benefit, incentive, performance or other compensation plan or arrangement; (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, benefit plan or arrangement; or (v) agree to do, or to cause or permit any Subsidiary to do, any of the foregoing.

        (d) Affiliate Transactions. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction, contract or arrangement with any officer, stockholder, director, consultant, employee of the Company or any Subsidiary or any Person that is an "affiliate" or "associate" of any of the foregoing, as those terms are defined in Rule 12b-2 under the Exchange Act, whether or not such transaction would be in the ordinary course of business.

        (e) Cooperation. The Company will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would:
(i) make any representation or warranty of the Company set forth in this Agreement untrue or incorrect or result in any breach of this Agreement or (ii) result in any of the conditions of this Agreement set forth in Sections 8.1 or
8.3 of this Agreement not being satisfied as of the Effective Time.

        (f) Use of Loan Proceeds. The Company will use the proceeds of the TCI Music Loan only for the purposes permitted by the Loan Agreement.

        (g) Financial Statements. Upon the request of TCI Music at any time prior to the Effective Time, the Company will prepare and deliver to TCI Music, within 20 days after such request, such financial statements (including audited financial statements) as may be required by TCI Music to meet its financial reporting obligations, including requirements under applicable securities laws. To the extent the Company would not otherwise be required to prepare such financial statements, all costs and expenses of preparing such financial statements will be borne by TCI Music.

        Section 6.2 Conduct of Business of TCI Music. Prior to the Effective Time, except as contemplated or permitted by this Agreement TCI Music will not take or agree to take, and will cause its Subsidiaries not to take or agree to take, any action that would (i) make any representation or warranty of TCI Music or Merger Sub set forth in this Agreement untrue or incorrect so as to cause the condition set forth in Section 8.2(a) of this Agreement not to be fulfilled as of the Effective Time or (ii) result in any of the other conditions set forth in Sections 8.1 or 8.2 of this Agreement not to be satisfied as of the Effective Time.

        Section 6.3 Remedies for Breach. The sole remedies (i) of TCI Music and Merger Sub for any breach by the Company of Section 6.1(a), and (ii) of the Company for any breach by TCI Music of Section 6.2, will be injunctive relief or termination of this Agreement pursuant to Article IX, unless such breach is willful or intentional, in which event any and all available legal or equitable remedies may be obtained.

                                     ARTICLE

                              ADDITIONAL AGREEMENTS

        Section 7.1 Access and Information. Each of the Company and TCI Music and their respective Subsidiaries will afford to the other and to the other's accountants, counsel and other representatives full access during normal business hours (and at such other times as the parties may mutually agree) throughout the period prior to the Effective Time to all of its properties, books, contracts, commitments, records and personnel.

        Section 7.2 Proxy Statement/Private Placement Memorandum/Filings.

        (a) Proxy Statement/Private Placement Memorandum. The Company and TCI Music will prepare jointly a proxy statement/private placement memorandum (the "Proxy Statement/Private Placement Memorandum") comprising proxy materials of the Company and the private placement memorandum of TCI Music with respect to the TCI Music Common Stock to be issued in the Merger and the Company will cause the Proxy Statement/Private Placement Memorandum to be mailed to holders of record of Company Common Stock and Warrants as promptly as practicable after the Proxy Statement/Private Placement Memorandum is prepared.

        (b) Filings. As soon as reasonably practicable after the date hereof, the Company and TCI Music will prepare and file any other filings relating to the Merger and the other transactions contemplated hereby that are required to be filed by each under the Exchange Act and other applicable Legal Requirements (collectively "Filings"), and will use their reasonable best efforts to respond to any comments of any appropriate Governmental Entity with respect thereto. The Company, on the one hand, and TCI Music and Merger Sub, on the other, will cooperate with each other and provide all information necessary to prepare the Filings and will provide promptly to the other party any information that such party may obtain that could necessitate amending any such document.

        (c) Cooperation. Each of the Company and TCI Music will notify the other promptly of the receipt of any comments from any Governmental Entity and of any requests by the SEC or its staff or any other government official for amendments or supplements to any of the Filings or for additional information and will supply the other with copies of all correspondence between the Company or any of its representatives, or TCI Music or any of its representatives, as the case may be, on the one hand, and any Governmental Entity, on the other hand, with respect thereto. If at any time prior to the Effective Time, any event occurs that should be set forth in an amendment of, or a supplement to, any of the Filings, the Company and TCI Music promptly will prepare and file such amendment or supplement and will distribute such amendment or supplement as required by applicable Legal Requirements.

        Section 7.3 Meeting of Stockholders of the Company. The Company will take all action necessary, in accordance with the Act and the Company Charter and Company Bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement (the "Meeting"), to the extent such approval is required by the Act and the Company Charter and Company Bylaws.

        Section 7.4 Reasonable Best Efforts. Subject to the fiduciary duty obligations of the Board of Directors of the Company, each of the parties to this Agreement will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement in the most expeditious manner practicable, including the satisfaction of all conditions to the Merger.

        Section 7.5 Public Announcements. No party to this Agreement will make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated by this Agreement without prior consultation with the other parties as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided however, that nothing contained herein will prevent any party from promptly making all Filings that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other parties in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other parties pursuant to this Agreement.

        Section 7.6 Notification. In the event of, or after obtaining Knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach of any of its representations and warranties, obligations or covenants set forth herein, each party to this Agreement promptly will give notice thereof to the other parties and will use its reasonable best efforts to prevent or remedy such breach.

        Section 7.7 Further Assurances. Each of the parties to this Agreement will execute such documents and other instruments and take such further actions as may be reasonably necessary or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated by this Agreement or, at and after the Closing Date, to evidence the consummation of the transactions contemplated by this Agreement. Upon the terms and subject to the conditions of this Agreement, each of the parties to this Agreement will take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary Filings.

        Section 7.8 Employee Matters.

        (a) Employment. Immediately prior to the Effective Time, if so requested by TCI Music the Company will give notice of termination of employment to all of its employees other than Thomas McPartland, David Friedensohn, Michael Goldberg, Nicholas Butterworth, Dean Brownrout and David Wolin, which termination will be conditional upon the consummation of the Merger. The Company will provide TCI Music with executed agreements between the Company and each of Robert B. Meyrowitz and Lou Falcigno terminating their consulting agreements with the Company on terms satisfactory to TCI Music prior to the Effective Time. TCI Music may, but will have no obligation to, employ or offer employment to any employees of the Company other than Thomas McPartland. The Company has provided to TCI Music a list of all employees of the Company and its Subsidiaries as of September 1, 1997, showing their current positions, rates of compensation and dates of hire. Within 30 days after the date of execution of this Agreement (or such earlier date as TCI Music and the Company may mutually agree) but in any event prior to the Effective Time, TCI Music will provide to the Company in writing a list of employees TCI Music desires to employ following the Closing, subject to satisfaction of TCI Music's conditions for employment (the "Desired Employees"). The Company will coordinate in all reasonable respects with TCI Music to allow TCI Music to evaluate personnel files and interview employees of the Company and its Subsidiaries to make hiring decisions.

        (b) Compensation. The Company will pay or cause to be paid to all employees of the Company and its Subsidiaries all compensation, including salaries, commissions, bonuses, deferred compensation, reasonable severance, insurance, pensions, profit sharing, vacation (other than vacation that is allowed to be carried over pursuant to this Section), sick pay and other compensation or benefits to which they are entitled for periods prior to the Closing, including all amounts, if any, payable on account of the termination of their employment. As to any employees who are entitled to severance payments but are offered employment with TCI Music, the Company will use its reasonable best efforts to obtain waivers of such employees' rights to severance payments upon acceptance of such offers of employment.

        (c) Benefits. The Company will be responsible for maintenance and distribution of benefits accrued under any employee benefit plan (as defined in ERISA) maintained by the Company or any of its Subsidiaries pursuant to the provisions of such plans. TCI Music will not assume any obligation or liability for any such accrued benefits nor any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any employee benefit plans maintained by the Company or any of its Subsidiaries.

        (d) Claims and Obligations. All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of the Company or any of its Subsidiaries or arising under any Legal Requirement affecting employees of the Company or any of its Subsidiaries incurred on or before the Closing Date or resulting or arising from events or occurrences occurring or commencing on or before the Closing Date will be satisfied or accrued by the Company prior to the Closing, and TCI Music will not have or assume any obligation or liability in connection with any such plan.

        (e) Coverage. The Company will retain full responsibility and liability for offering and providing "continuation coverage" of any "qualified beneficiary" who is covered by a "group health plan" sponsored or contributed to by such party and who has experienced a "qualifying event" or is providing "continuation coverage" on or prior to the Closing Date. "Continuation coverage," "qualified beneficiary," "group health plan," and "qualified event" all will have the meanings given such terms under Code Section 4980B.

        (f) No Third Party Liability. Nothing in this Agreement will (i) require TCI Music to assume any collective bargaining agreement between the Company or any of its Subsidiaries and any labor organization or (ii) be deemed to make any employee of any of the parties a third-party beneficiary of this Agreement.

        (g) Surviving Company Benefits. To the extent permitted under the TCI Music Benefits Plans, each person who was an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and who is hired by the Surviving Corporation or TCI Music at or after the Effective Time (i) will receive credit for past service with the Company or any of its Subsidiaries for purposes of eligibility and vesting under the Surviving Corporation's employee benefit plans, as defined in Section 3(3) of ERISA, to the extent such service was credited under the Company Benefit Plans on the Closing Date, (ii) will not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Surviving Corporation's employee benefit plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the Company Benefit Plans, and (iii) will receive credit for past service with the Company or any of its Subsidiaries for purposes of eligibility and vesting under the Surviving Corporation's plans and policies with respect to seniority benefits, including vacation and sick leave.

        Section 7.9 No Solicitation. Neither the Company nor any of its Subsidiaries or any of their respective officers, directors, representatives or agents will take any action to (i) initiate the submission of any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in negotiations with, or provide information concerning the Company, its assets, liabilities or business to, any Person in connection with any Acquisition

Proposal. The Company will promptly communicate to TCI Music any solicitation or inquiry received by the Company and the terms of any proposal or inquiry that it may receive in respect of any Acquisition Proposal, or of any such information requested from it or of any such negotiations or discussions being sought to be initiated with it. Nothing in this Section 7.9 will be construed as prohibiting the Board of Directors of the Company from (i) making any disclosure to the Company's stockholders or (ii) responding to any unsolicited proposal or inquiry by advising the Person making such proposal or inquiry of the terms of this
Section 7.9. "Acquisition Proposal" means any proposed (i) merger, consolidation or similar transaction involving the Company or any Subsidiary, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise of all or any substantial part of the assets of the Company or any Subsidiary, (iii) issue, sale or other disposition of securities representing 10% or more of the voting power of the Company Common Stock or (iv) transaction in which any Person proposes to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of, or the right to acquire beneficial ownership of, or any "group" (as such term is defined under the Exchange Act) has been formed which beneficially owns or has the right to acquire beneficial ownership of, 10% or more of the outstanding Company Common Stock.

        Section 7.10 Indemnification of Executives.

        (a) Indemnification. TCI Music will cause the Surviving Corporation to, and, if the Surviving Corporation fails or is unable to do so, TCI Music will, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (each, an "Executive"), against all losses, expenses, damages, liabilities, costs, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding, or investigation based on or arising out of, in whole or in part, any actions or omissions of such Executive as an officer or director of the Company on or prior to the Effective Time, including actions or omissions relating to any of the transactions contemplated by this Agreement, to the fullest extent permitted under the Act, the Company Charter and Company Bylaws and the Indemnification Agreements listed on Schedule 7.10(a). TCI Music will cause the Surviving Corporation to pay expenses in advance of the final disposition of any such claim, action, suit, proceeding, or investigation to each Executive to the fullest extent permitted by applicable Legal Requirements upon receipt of any undertaking required or contemplated by applicable Legal Requirements. Without limiting the foregoing, in any case in which approval of or a determination by the Surviving Corporation is required to effectuate any indemnification, (i) the Executives will conclusively be deemed to have met the applicable standards for indemnification with respect to any actions or omissions of such Executives as officers or directors of the Company on or prior to the Effective Time relating to any of the transactions contemplated by this Agreement and (ii) TCI Music will cause the Surviving Corporation to direct, at the election of any Executive, that the determination of any such approval shall be made by independent counsel selected by the Executive and reasonably acceptable to TCI Music. If any such claim, action, suit, proceeding, or investigation is brought against any Executive (whether arising before or after the Effective Time), (i) the Executive may retain counsel satisfactory to him or her that is reasonably acceptable to TCI Music, and (ii) TCI Music will pay or will cause the Surviving

Corporation to pay all reasonable fees and expenses of such counsel for the Executive, as such fees and expenses are incurred, upon receipt of a written undertaking by the Executive that the Executive will repay the amounts so paid if it ultimately is determined that he or she is not entitled to be indemnified by the Surviving Corporation as authorized by the Act. Neither TCI Music nor the Surviving Corporation will have any obligation hereunder to any Executive when and if a court of competent jurisdiction ultimately determines, after exhaustion of all avenues of appeal, that such Executive is not entitled to indemnification hereunder.

        (b) Successors. If TCI Music or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, proper provisions will be made so that the successors and assigns of TCI Music or the Surviving Corporation assume the obligations set forth in this
Section 7.10.

        Section 7.11 Cancellation of Warrants, Options, Etc. The Company will use its best efforts to cause no Warrants to be exercised and all Warrants to be canceled at the Effective Time without the payment of cash or any other consideration by the Company or any Subsidiary (other than the allocation of Merger Shares to the holders thereof pursuant to Section 3.1).

        Section 7.12 McPartland Employment. Prior to the Effective Time TCI Music will offer to employ Thomas McPartland as the President and Chief Executive Officer of TCI Music after the Effective Time on terms set forth in the employment agreement dated January 1, 1996 between the Company and Mr. McPartland and such offer will include as a provision that he be entitled to participate in bonus, incentive, stock option and other benefit programs on a basis consistent with the practice of TCI Music in compensating senior executives.

        Section 7.13 Representation Letter. The Company will mail to each holder of record of Company Common Stock and Warrants at the same time the Proxy Statement/Private Placement Memorandum is mailed to such Persons, a letter in the Form attached as Exhibit D (the "Representation Letter"). The Company will use its best efforts to obtain and deliver to TCI Music a duly executed original Representation Letter from each holder of record of Company Common Stock and Warrants prior to the Effective Time.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

        Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) Stockholders' Action. This Agreement, the Merger and the transactions contemplated by this Agreement shall have been duly approved by a vote of the holders of the number of the outstanding shares of Company Common Stock required to approve the Merger and such transactions pursuant to the Act and the Company Charter and the Company Bylaws.

        (b) Third Party Action. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Legal Requirement that remains in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting the transactions contemplated by this Agreement, or that questions the validity or the legality of the transactions contemplated by this Agreement and that could reasonably be expected to materially and adversely affect the value of the Company or its business, it being agreed that each party will use its reasonable best efforts to have any such injunction lifted.

        Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

        (a) Performance/Representations and Warranties. TCI Music and Merger Sub shall have performed in all material respects their agreements contained in this Agreement required to be performed by them at or prior to the Effective Time and the representations and warranties of TCI Music and Merger Sub set forth in this Agreement, if qualified by materiality, are true in all respects and if not so qualified, are true in all material respects, when made and at and as of the Effective Time as if made at and as of such time, and the Company shall have received a certificate of TCI Music and Merger Sub executed on behalf of each such corporation by the President or a Vice President of such corporation to that effect.

        (b) Legal Opinion. The Company shall have received the opinion of counsel to TCI Music and Merger Sub (which counsel may be an employee of TCI) substantially to the effect set forth in Exhibit A.

        (c) Absence of Changes. There shall have been no material adverse change in the financial condition, results of operations, assets, liabilities, business or prospects of TCI Music since the date of this Agreement.

        (d) Registration Rights Agreement. TCI Music shall have executed and delivered the Registration Rights Agreement in substantially the form set forth on Exhibit C.

        (e) TCI Agreement. The Company shall have received a letter from Tele-Communications, Inc. ("TCI") or one or more Affiliates controlled by TCI pursuant to which TCI or such Affiliates agree to continue to be beneficial owners (as determined pursuant to Rule 13d-3 under the Exchange Act) of shares of TCI Music capital stock representing at least one-third of the total voting power of all voting stock of TCI Music through the earlier of the date the Merger Shares are registered, or such registration obligations expire, pursuant to the terms of the Registration Rights Agreement.

        Section 8.3 Conditions to Obligations of TCI Music and Merger Sub to Effect the Merger. The obligations of TCI Music and Merger Sub to effect the Merger will be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

        (a) Performance/Representations and Warranties. The Company shall have performed in all material respects its agreements contained in this Agreement required to be performed by it at or prior to the Effective Time and, except as contemplated or permitted by this Agreement, the representations and warranties of the Company set forth in this Agreement, if qualified by materiality, are true in all respects and if not so qualified, are true in all material respects, when made and at and as of the Effective Time as if made at and as of such time, and TCI Music and Merger Sub shall have received a certificate of the Company executed on behalf of the Company by the President or an Executive Vice President of the Company to that effect.

        (b) Consents. All consents of third parties required to be obtained with respect to the Merger and the other transactions contemplated by this Agreement shall have been obtained.

        (c) Cancellation of Warrants and Registration Rights; No Exercise of Warrants. TCI Music shall have received evidence satisfactory to it of (i) the unanimous consent of the holders of all Warrants that are outstanding or effective as of the date of this Agreement to be subject to the Warrant Cancellation and that such consent is still in effect at the Effective Time;
(ii) the consent of any Person that has registration rights with respect to the Company's Warrants or capital stock of the cancellation or termination thereof and that such consent is still in effect at the Effective Time; and (iii) no notice of exercise of Warrants was received by the Company and no Warrants were exercised after the date of this Agreement and prior to the Effective Time.

        (d) Stockholders; Escrow Shares. TCI Music shall have received evidence satisfactory to it that (i) the number of Dissenting Shares do not exceed 10% of the issued and outstanding shares of Company Common Stock and (ii) all shares of Series A, Series B and Series E Common Stock of the Company currently held in escrow pursuant to the Stock Escrow Agreement dated as of November 21, 1995 among the Company, certain of its stockholders and American Stock Transfer & Trust Company (the "Escrow Agreement"), the Company Charter or otherwise, have been released. To the extent permitted by law and the Escrow Agreement, if the Company's stockholders and Blair do not consent to the release of the Class B Shares held in escrow prior to the Effective Time and the beneficial owners of such shares do not otherwise receive Merger Shares in replacement therefor in connection with the Merger, TCI Music will vote for or consent to the release from escrow of the TCI Music Series A Common Stock into which such shares will be converted at the Effective Time. Such release of TCI Music Series A Common Stock will be accomplished in a manner that does not require the recipients of those shares to recognize income or gain if that method of releasing the shares is not likely to have any adverse effect on TCI Music.

        (e) Absence of Changes. There shall have been no material adverse change (other than a decrease in the Company's working capital consistent with decreases experienced in recent periods) in the financial condition, results of operations, assets, liabilities, business or prospects of the Company since the date of the Most Recent Company Balance Sheet included in the Company SEC Reports.

        (f) Legal Opinion. TCI Music shall have received the opinion of Reid & Priest LLP, counsel to the Company, substantially to the effect set forth in Exhibit B.

        (g) Representation Letter. TCI Music shall have received from each holder of Company Common Stock or Warrants a duly executed Representation Letter in the form of Exhibit D.

        (h) Termination of Consulting Agreements. TCI Music shall have received executed agreements between the Company and each of Robert B. Meyrowitz and Lou Falcigno terminating their consulting agreements with the Company as of the Effective Time on terms satisfactory to TCI Music.

        (i) Blair Release and Waiver. TCI Music and the Company shall have received from Blair, in forms acceptable to TCI Music, a receipt with respect to payment of all amounts payable under the Blair Contract and release and waiver with respect to any other amounts claimed by Blair to be payable in connection with the Company's proposed initial public offering.

        (j) Filing of Restatement to Company Charter Stock. TCI Music shall have received evidence satisfactory to it that the restatement to the Company Charter in the form of Exhibit E has been duly filed with the Secretary of State of the State of Delaware.

                                     ARTICLE

                        TERMINATION, AMENDMENT AND WAIVER

        Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the Company:

        (a) By Mutual Consent. By mutual consent of the Board of Directors of TCI Music and the Board of Directors of the Company.

        (b)     By TCI Music or the Company. By either TCI Music or the Company
(i) if at the Meeting (including any postponement or adjournment thereof), this Agreement, the Merger and the transactions contemplated by this Agreement are not approved and adopted by the affirmative vote specified herein or (ii) at any time after January 15, 1998, if the Merger has not been consummated on or before such date, and in either case so long as the terminating party is not in breach of any of its obligations hereunder in any material respect as of the time such party gives notice of its election to terminate this Agreement and, if the Company is the terminating party, so long as the TCI Music Loan has been repaid in full, together with accrued interest, and none of the Company Stockholders (as defined in the Voting Agreement) is in breach of any obligations under the Voting Agreement as of the time that the Company gives notice of its election to terminate this Agreement.

        (c) By the Company. By the Company (provided the Company is not in breach of any of its obligations under this Agreement in any material respect and none of the Company Stockholders is in breach of any obligations under the Voting Agreement, in each case as of the time that the Company gives notice of its election to terminate this Agreement) if any of the conditions specified in
Section 8.1 or Section 8.2 have not been waived by the Company (or, in the case of Section 8.1, waived by the Company, TCI Music and Merger Sub) or satisfied, at such time as such condition is no longer capable of satisfaction.

        (d) By TCI Music. By TCI Music (provided that neither TCI Music nor Merger Sub is in breach of any of its obligations hereunder in any material respect as of the time TCI Music gives notice of its election to terminate this Agreement) if any of the conditions specified in Section 8.1 or Section 8.3 have not been waived by TCI Music (or, in the case of Section 8.1, waived by TCI Music, Merger Sub and the Company) or satisfied, at such time as such condition is no longer capable of satisfaction.

        Section 9.2 Effect of Termination. In the event of termination of this Agreement by either TCI Music or the Company, as provided above, this Agreement will forthwith become void and (except for the willful breach of this Agreement by any party to this Agreement occurring prior to such termination) there will be no liability on the part of any of the Company, TCI Music or Merger Sub, except that the Company will remain liable under the TCI Music Loan.

        Section 9.3 Amendment. This Agreement may be amended by the parties to this Agreement, by or pursuant to action taken by all of their Boards of Directors, at any time before or after approval of this Agreement by the stockholders of the Company and prior to the Effective Time, but, after such approval, no amendment will be made that alters the indemnification provisions of Section 7.2 or changes the ratio at which Company Common Stock is to be converted into TCI Music Common Stock as provided in Section 3.2 without stockholder approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.

        Section 9.4 Waiver. At any time prior to the Effective Time, the parties to this Agreement, by or pursuant to action taken by their respective Boards of Directors, may (i) extend the time for performance of any of the obligations or other acts of the other parties to this Agreement, (ii) waive any inaccuracies in the representations and warranties set forth in this Agreement or in any documents delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions set forth in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver will be valid if set forth in an instrument in writing signed on behalf of such party.

                                    ARTICLE X

                         GENERAL PROVISIONS; DEFINITIONS

        Section 10.1 Non-Survival of Representations, Warranties and Agreements. No representations and warranties contained in this Agreement will survive beyond the Closing Date. This Section 10.1 will not limit any covenant or agreement of the parties to this Agreement that by its terms requires performance after the Closing Date.

        Section 10.2 Notices. All notices or other communications under this Agreement will be in writing and will be given (and will be deemed to have been duly given upon receipt) by delivery in person, by cable, telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               If to the Company:           Paradigm Music Entertainment Company
                                            67 Irving Place North
                                            4th Floor
                                            New York, New York  10003
                                            Attention:  President
                                            Telecopy:  (212) 387-8171

               With a copy to:              Reid & Priest LLP
                                            40 West 57th Street
                                            New York, New York  10019
                                            Attention:  Michael S. Elkin, Esq.
                                            Telecopy No.:  (212) 603-2298

               If to TCI Music or
                    Merger Sub:             TCI Music, Inc.
                                            8101 East Prentice Avenue
                                            Suite 500
                                            Englewood, Colorado  80111
                                            Telecopy No.:  (303) 488-3217

               With a copy to:              Legal Department
                                            Terrace Tower II
                                            5619 DTC Parkway
                                            Englewood, Colorado  80111-3000
                                            Attention:  David B. Koff, President
                                            Telecopy No.:  (303) 721-5443

               With a copy to:              Sherman & Howard L.L.C.
                                            633 Seventeenth Street
                                            Suite 3000
                                            Denver, Colorado  80202
                                            Attention:  Charles Y. Tanabe, Esq.
                                            Telecopy No.:  (303) 298-0940

or to such other addresses as any party may have furnished to the other parties in writing in accordance with this Section.

        Section 10.3 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (other than any fees payable to Blair, which will be paid as provided in Section 5.13) will be paid by the party incurring such expenses. The Company's expenses relating to the transactions contemplated by this Agreement, including fees of Reid & Priest LLP, counsel to the Company, will be paid or accrued by the Company prior to the Effective Time.

        Section 10.4 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity.

        Section 10.5 Entire Agreement. This Agreement will be of no force or effect until executed and delivered by all of the parties to this Agreement. This Agreement (including the documents and instruments referred to in this Agreement), when executed and delivered, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement, except that the letter agreement dated September 18, 1997 between the Company and TCI Music will remain in effect to the extent necessary to preserve the rights and obligations of the parties accruing prior to the date hereof.

        Section 10.6 Miscellaneous. This Agreement may be executed in two or more counterparts which together will constitute a single agreement. Any certificate delivered pursuant to this Agreement will be made without personal liability on the part of the officer or employee of the Person giving such certificate.

        Section 10.7 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

        (a) THIS AGREEMENT WILL BE DEEMED TO BE MADE UNDER, AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE. The parties hereby irrevocably submit to the jurisdiction of the court of the State of Delaware and the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding will be heard and determined in such a Delaware state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by law will be valid and sufficient service thereof.

        (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.7.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective duly authorized officers all as of the date first written above.

                                      TCI MUSIC, INC.



                                      By:         /s/ David B. Koff
                                          --------------------------------------
                                      Name:  David B. Koff
                                      Title: President


                                      TCI PARA MERGER SUB, INC.



                                      By:         /s/ David B. Koff
                                          --------------------------------------
                                      Name:  David B. Koff
                                      Title: President


                                      PARADIGM MUSIC ENTERTAINMENT
                                      COMPANY



                                      By:         /s/ Thomas McPartland
                                          --------------------------------------
                                      Name:  Thomas McPartland
                                      Title: President